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IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF MARYLAND
(Northern Division)

FIRE AND POLICE RETIREE HEALTH CARE FUND, SAN ANTONIO, et al. Plaintiffs, v. DAVID D. SMITH, et al. Defendants.	Civil Action No. 1:18-cv-03670-CCB (consolidated with Civil Action No. 1:18-cv-03952-CCB)

STIPULATION AND AGREEMENT OF
SETTLEMENT, COMPROMISE AND RELEASE
This Stipulation and Agreement of Settlement, Compromise and Release (the “Stipulation”) is entered into between and among the following parties, by and through their respective counsel: (a) plaintiffs Fire and Police Retiree Health Care Fund, San Antonio (“San Antonio”) and Norfolk County Retirement System (“Norfolk”), individually and derivatively on behalf of Sinclair Broadcast Group, Inc. (“Sinclair” or the “Company”); (b) Teamsters Local 677 Health Services & Insurance Plan (“Teamsters,” collectively, with San Antonio and Norfolk, “Plaintiffs”), which filed a related, stockholder derivative action that is currently pending in the Circuit Court for Baltimore County, Maryland (as described below); (c) defendants David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, Howard E. Friedman, Daniel C. Keith, Martin R. Leader, Lawrence E. McCanna, and Christopher S. Ripley (collectively, the “Individual Defendants”); and (d) nominal defendant Sinclair (collectively, with the Individual Defendants, “Defendants”). Defendants and Plaintiffs are collectively referred to herein as the “Parties.” This Stipulation sets forth the terms and conditions of the settlement and resolution (the “Settlement”) of the above-captioned, consolidated derivative action (the “Consolidated Action”), as well as the Teamsters Action (as defined below), and is intended by the Parties to fully, finally, and forever resolve, discharge, and settle all Released Claims (as defined below)

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as against the Released Parties (as defined below), subject to the final approval of the U.S. District Court for the District of Maryland (the “Court”).
WHEREAS:
A.    On May 8, 2017, Sinclair and Tribune Media Company (“Tribune”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Sinclair agreed to acquire Tribune for a combination of cash and stock (the “Merger”). The closing of the Merger was conditioned upon approval by the United States Department of Justice and the Federal Communications Commission (the “FCC”).
B.    On July 19, 2018, the FCC issued a Hearing Designation Order (the “HDO”) designating certain issues in connection with the Merger for a hearing before an administrative law judge of the FCC, including whether the Merger should receive FCC approval. The HDO focused on the proposed divestitures of (i) KDAF(TV), Dallas, TX and KIAH(TV), Houston, TX to entities controlled by Cunningham Broadcast Corporation; and (ii) the license assets of WGN-TV, Chicago, IL to an entity controlled by Mr. Steven Fader.
C.    On July 27, 2018, purported Sinclair stockholder Sarah Tolwin sent a letter (the “Tolwin Demand”) to Sinclair’s board of directors (the “Board”) demanding that the Board investigate and take legal action to remedy alleged breaches of fiduciary duty by Sinclair’s officers or directors in connection with the Merger and the HDO.
D.    On August 7, 2018, the Board formed a special litigation committee (the “Special Litigation Committee”) and delegated to the Special Litigation Committee the authority to (i) investigate and analyze the matters raised by the Tolwin Demand or any other related shareholder demands; and (ii) determine what action (if any) was appropriate and in the best interests of Sinclair in response to the matters raised in the Tolwin Demand and/or such other demands. The Special Litigation Committee was granted the full authority of the Board to make the final decisions with respect to matters within the scope of that delegation. The initial members of the Special Litigation Committee were Messrs. Leader, McCanna, Keith, and Friedman.

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E.    On August 9, 2018, Mr. Friedman resigned from the Special Litigation Committee. In September 2018, Mr. Keith also resigned from the Special Litigation Committee. Thereafter, the SLC was comprised of Messrs. Leader and McCanna until January 2019.
F.    On August 9, 2018, Tribune terminated the Merger Agreement and filed a complaint in the Court of Chancery of the State of Delaware, in an action captioned Tribune Media Company v. Sinclair Broadcast Group, Inc., C.A. No. 2018-0593-JTL (the “Delaware Action”), asserting claims against Sinclair for breach of the Merger Agreement.
G.    Also on August 9, 2018, a purported Sinclair stockholder filed a lawsuit alleging violations of the federal securities laws in connection with Sinclair’s disclosures relating to the Merger, which action is captioned, In re Sinclair Broadcast Group, Inc. Securities Litigation, Case No. 1:18-CV-02445-CCB (the “Federal Securities Class Action”).1
H.    On August 24, 2018, Teamsters sent a letter to the Board (the “Teamsters Demand,” and, with the Tolwin Demand, the “Demands”) demanding that the Board investigate and take action to remedy alleged breaches of fiduciary duty by Sinclair’s current and former officers and directors in connection with the Merger and the HDO.

1 On February 4, 2020, the Court issued an opinion and order granting in part and denying in part a motion to dismiss the Federal Securities Class Action. The plaintiffs in the Federal Securities Class Action have moved for reconsideration of the dismissal order, and that motion is pending.

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I.    Following receipt of the demands and creation of the committee, the Special Litigation Committee (advised by Freshfields Bruckhaus Deringer US LLP) conducted an investigation into the issues identified in the Demands. In connection with its investigation, the Special Litigation Committee has represented that it has, among other things, (i) met a total of 38 times; (ii) collected nearly 300,000 electronic and hard-copy documents produced by the Special Litigation Committee members, Sinclair, and Sinclair’s outside counsel, as well as Tribune and other third parties; and (iii) conducted 46 interviews of 39 individual witnesses, including Sinclair’s current and former employees, Sinclair’s senior management, all members of the Board, Sinclair’s outside counsel, and various third parties.
J.    On November 29, 2018 and December 21, 2018, respectively, San Antonio and Norfolk filed stockholder derivative complaints in the Court (respectively, the “San Antonio Complaint” and the “Norfolk Complaint”), in actions captioned Fire and Police Retiree Health Care Fund, San Antonio v. David D. Smith et al., No. 1:18-cv-03670, and Norfolk County Retirement System v. David D. Smith, et al., No. 1:18-cv-03952. The San Antonio Complaint and the Norfolk Complaint each allege that Defendants breached their fiduciary duties in connection with certain allegedly related-party transactions proposed as part of the Merger and the Company’s alleged lack of candor with the FCC relating thereto, which the complaints allege resulted in the issuance of the HDO.
K.    On December 6, 2018, Teamsters filed a shareholder derivative complaint (the “Teamsters Complaint”) against Defendants in the Circuit Court for Baltimore County, Maryland, in an action captioned Teamsters Local 677 Health Services & Insurance Plan v. Howard E. Friedman, et al., Case No. 03-C-18-12119 (the “Teamsters Action”). On December 14, 2018, the Teamsters Action was removed to the U.S. District Court for the District of Maryland, and, on October 23, 2019, the Teamsters Action was remanded to the Circuit Court for Baltimore County. The Teamsters Complaint alleges that Defendants breached their fiduciary duties in connection with certain allegedly related-party transactions proposed as part of the Merger and the Company’s alleged lack of candor with the FCC relating thereto, which the Teamsters Complaint alleges resulted in the issuance of the HDO.

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L.    On January 25, 2019, the Honorable Benson E. Legg was appointed to the Board and the Special Litigation Committee, where he joined Messrs. Leader and McCanna. At all times since that date, the members of the Special Litigation Committee have been Messrs. Leader, McCanna, and Legg.
M.    On April 30, 2019, Defendants Leader and McCanna moved to dismiss the Norfolk and San Antonio Complaints based on the fact that San Antonio and Norfolk had not made a pre-suit demand on the Board, or, in the alternative, to stay the actions pending the completion of the Special Litigation Committee’s investigation (the “Motion to Dismiss or Stay”). The Defendants other than Messrs. Leader and McCanna joined in the Motion to Dismiss or Stay.
N.    On May 14, 2019, Plaintiffs in the Consolidated Action filed an opposition to the Motion to Dismiss or Stay, in which they argued, among other things, that (i) demand on the Board would have been futile; (ii) the Special Litigation Committee was not properly formed; (iii) the Special Litigation Committee lacks the authority to act as a special litigation committee under Maryland law; (iv) certain of the members of the Special Litigation Committee are conflicted and cannot conduct an independent investigation; and (v) as a result of the foregoing, any recommendation by the Special Litigation Committee will not be respected by the Court under Maryland law.
O.    On November 7, 2019, the Court heard oral argument on the Motion to Dismiss or Stay.
P.    On December 9, 2019, the Court entered an order consolidating the two actions before this Court into the Consolidated Action. The Court also issued a memorandum and order denying the Motion to Dismiss or Stay without prejudice and authorizing Plaintiffs in the Consolidated Action to take certain discovery.
Q.    On December 17, 2019, pursuant to a stipulation entered into among the parties to the Consolidated Action, the Court entered a scheduling order setting forth the schedule for and parameters of the discovery authorized by the Court. The Parties subsequently engaged in that discovery, up until the time that the Settlement was reached.

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R.    On December 30, 2019, pursuant to a joint stipulation, the Court designated the San Antonio Complaint as the operative complaint in the Consolidated Action.
S.    On January 27, 2020, Sinclair announced that it had reached an agreement with Nexstar Media Group, Inc., which had since acquired Tribune, to settle the Delaware Action without either party admitting liability.
T.    On February 14, 2020, Defendants filed their respective answers to the San Antonio Complaint.
U.    On May 6, 2020, the FCC announced that it had entered into a consent decree with Sinclair resolving certain issues identified in the HDO as well as two additional unrelated inquiries (the “Consent Decree”). Pursuant to the terms of the Consent Decree, Sinclair agreed to pay a $48 million civil penalty and to adopt a compliance plan (the “FCC Compliance Plan”) to address all three inquiries, but did not admit any liability with respect to the Merger or the HDO.
V.    During the late Winter and Spring of 2020, the Parties and Defendants’ insurance carriers engaged in a confidential settlement dialogue, which culminated in two, full-day mediation sessions before JAMS Mediator Robert A. Meyer, Esq. on May 14, 2020 and May 27, 2020. At the conclusion of the second mediation session, the Parties agreed to accept Mr. Meyer’s recommendation and to accept the Settlement set forth in this Stipulation.
W.    Plaintiffs, having thoroughly considered the facts and law underlying their claims, and based upon their investigation and prosecution of the litigation and the mediation that led to the Settlement, and after weighing the substantial benefits this litigation and the Settlement have conferred and will confer on Sinclair and the risks of continued litigation, have determined that it is in the best interests of Sinclair and its stockholders that the litigation be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation, and that these terms and conditions are fair, reasonable, adequate, and in the best interests of Sinclair and its stockholders.

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X.    Defendants have denied and continue to deny the allegations of wrongdoing, liability, and violation of any laws and the existence of any damages asserted against them. Defendants believe that they have substantial defenses to the claims alleged against them. Defendants have further asserted that, at all relevant times, they acted in good faith, and in a manner they reasonably believed to be in the best interests of Sinclair and its stockholders. Nevertheless, Defendants have concluded that further litigation would be time consuming and expensive. After weighing the costs, disruption, and distraction of continued litigation, they have determined that, in order to eliminate the risk, burden, and expense of further litigation, and without admitting any wrongdoing or liability whatsoever, the litigation should be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation.
NOW THEREFORE, IT IS STIPULATED AND AGREED, by and among the Parties, through their undersigned counsel, and subject to the approval of the Court, that the Consolidated Action and the Teamsters Action shall be fully and finally compromised and settled, that the Released Claims shall be released as against the Released Parties, and that the litigation shall be dismissed with prejudice, upon and subject to the terms and conditions of the Settlement, as follows:

DEFINITIONS
1.    In addition to the terms defined elsewhere in this Stipulation, the following terms, used in this Stipulation, have the meanings specified below:
(a)    “Corporate Governance Measures” means the corporate governance and compliance measures described in Paragraph 2(a) of this Stipulation and set forth in Exhibit A, which shall be adopted, implemented, and/or maintained by Sinclair pursuant to and in accordance with the terms of this Stipulation.
(b)    “Effective Date” means the first date by which all of the conditions precedent set forth in Paragraph 14 of this Stipulation have been met and occurred or have been waived in writing by the Parties.
(c)    “Fees and Expenses Award” means the amount of attorneys’ fees and expense reimbursement awarded by the Court in response to an application by Plaintiffs’ Lead Counsel (on behalf of all Plaintiffs’ Counsel), as described in Paragraph 18 of this Stipulation.
(d)    “Final” with respect to the judgment approving this Settlement or any other court order means: (i) if no appeal from an order or judgment is taken, the date on which the time for taking such an appeal expires under the Federal Rules of Appellate Procedure; or (ii) if any appeal is taken, the date on which all appeals, including petitions for rehearing or reargument, have been finally disposed of (whether through expiration of time to file, denial of any request for review, by affirmance on the merits or otherwise)

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in a manner that does not result in any material alteration of the order or judgment. Notwithstanding the foregoing, the Court’s ruling or failure to rule on any application for attorneys’ fees and expenses or any modification or reversal of the Fees and Expenses Award shall not preclude any judgment approving the Settlement from becoming Final.
(e)    “Final Order and Judgment” means the final order and judgment to be entered by the Court pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, substantially in the form attached hereto as Exhibit D, approving the Settlement and dismissing the Consolidated Action with prejudice without costs to any Party (except as provided in this Stipulation).
(f)    “Notice” means the Notice of Pendency of Derivative Action, Proposed Settlement of Derivative Action, Settlement Hearing, and Right to Appear, substantially in the form attached hereto as Exhibit C.
(g)    “Person” means any individual, corporation, professional corporation, limited-liability company, partnership, limited partnership, limited-liability partnership, association, joint-stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.
(h)    “Plaintiffs’ Counsel” means, collectively, Zuckerman Spaeder LLP (“ZS”), Bernstein Litowitz Berger & Grossmann LLP (“BLB&G”), Berman Tabacco (“BT” and together with ZS and BLB&G, “Plaintiffs’ Lead Counsel”), Hach Rose Schirripa & Cheverie LLP and Smith, Gildea & Schmidt, LLC (“Teamsters Action Counsel”), and any other counsel representing Plaintiffs at the direction and under the supervision of the foregoing counsel.
(i)    “Preliminary Approval Order” means the order to be entered pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, substantially in the form attached hereto as Exhibit B: (a) preliminarily approving the Settlement; (b) approving the form and manner of notice to Sinclair Stockholders of the pendency of the Consolidated Action, the Settlement, and their right to object; and (c) establishing the procedure and schedule for the Court’s consideration of the Settlement, dismissal of the Consolidated Action with prejudice, and Plaintiff’s Fees and Expenses Award.
(j)    “Released Claims” means all Released Defendants’ Claims and all Released Plaintiffs’ Claims.
(k)    “Released Defendants’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, judgments, defenses, counterclaims, offsets, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), arising out of or relating to the commencement, prosecution, or settlement of the Demands, the Consolidated Action, or the Teamsters Action; provided, however, for the avoidance of doubt, the Released Defendants’ Claims shall not include the right to enforce this Stipulation, the Settlement, or the Final Order and Judgment.
(l)    “Released Defendant Parties” means, whether or not each or all of the following persons or entities were named, served with process, or appeared in the Consolidated Action or the Teamsters Action, (i) the Individual Defendants, Sinclair, and Benson E. Legg; (ii) all past and present officers and

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directors of Sinclair; and (iii) for each and all of the Persons identified in the foregoing clauses (i) and (ii) (but only to the extent such Persons are released as provided above), any and all of their respective past or present family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, insurers, reinsurers, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited-liability companies, corporations, parents, subsidiaries, divisions, direct or indirect affiliates, associated entities, stockholders, principals, officers, managers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, commercial bankers, attorneys, personal or legal representatives, accountants and associates.
(m)    “Released Plaintiffs’ Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, judgments, defenses, counterclaims, offsets, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including Unknown Claims (defined below), which were asserted in the Demands, the San Antonio Complaint, the Norfolk Complaint, or the Teamsters Complaint, or which could have been asserted by Plaintiffs or any Sinclair Stockholder derivatively on behalf of Sinclair, or which Sinclair could have asserted directly, in any court, tribunal, forum or proceeding, whether based on state, local, foreign, federal, statutory, regulatory, common or other law or rule, and which are based upon, arise out of, relate to, or involve, directly or indirectly, (i) any transaction, occurrence, fact, disclosure, or non-disclosure alleged or set forth in any of the Demands, the San Antonio Complaint, the Norfolk Complaint, or the Teamsters Complaint; (ii) the Merger, the HDO, the divestitures contemplated by the Merger, the Delaware Action, or the Consent Decree; (iii) the disclosures related to the foregoing; (iv) any litigation or any settlement of any litigation relating to the foregoing (including the Delaware Action and the Consent Decree); or (v) the actions, inactions, deliberations, discussions, decisions, votes, or any other conduct of any kind of any director, officer, employee, or agent of Sinclair relating to the foregoing; provided, however, for the avoidance of doubt, the Released Plaintiffs’ Claims shall not include (x) the right to enforce this Stipulation or the Settlement or the Final Order and Judgment, or (y) any direct claims of any Sinclair stockholder, including the federal securities laws claims asserted in the Federal Securities Class Action.
(n)    “Released Parties” means the Released Defendant Parties and the Released Plaintiff Parties.
(o)    “Released Plaintiff Parties” means Plaintiffs, Plaintiffs’ Counsel, and any and all of their respective past or present family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, insurers, reinsurers, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited-liability companies, corporations, parents, subsidiaries, divisions, direct or indirect affiliates, associated entities, stockholders, principals, officers, managers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, entities providing any fairness opinion, underwriters, brokers, dealers, lenders, commercial bankers, attorneys, personal or legal representatives, accountants and associates.
(p)    “Releases” means the releases set forth in Paragraphs 5 and 6 below.

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(q)    “Settlement Hearing” means a hearing required under Rule 23.1 of the Federal Rules of Civil Procedure, at or after which the Court will review the adequacy, fairness, and reasonableness of the Settlement and determine whether to issue the Final Order and Judgment.
(r)    “Sinclair Stockholder” or “Sinclair Stockholders” means any and all persons and entities who hold of record, or beneficially own, common stock of Sinclair as of the close of business on the date that this Stipulation is filed with the Court.
(s)    “Unknown Claims” means any Released Claims that a Person granting a Release hereunder does not know or suspect to exist in his, her, or its favor at the time of the Release, including without limitation those which, if known, might have affected the decision to enter into or object to the Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that upon the Effective Date, Plaintiffs and Defendants shall have expressly waived, and Sinclair and each of the other Sinclair Stockholders shall be deemed to have, and by operation of the Final Order and Judgment by the Court shall have, waived, relinquished, and released any and all provisions, rights and benefits conferred by or under California Civil Code § 1542 or any law or principle of common law of the United States or any state or territory of the United States which is similar, comparable, or equivalent to California Civil Code § 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Plaintiffs, Defendants, and Sinclair acknowledge, and all other Sinclair Stockholders by operation of law shall be deemed to have acknowledged, that they may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of Plaintiffs, Defendants, Sinclair, and all other Sinclair Stockholders by operation of law, to completely, fully, finally and forever extinguish any and all Released Claims without regard to the subsequent discovery of additional or different facts. Plaintiffs, Defendants, and Sinclair acknowledge, and all other Sinclair Stockholders by operation of law shall be deemed to have acknowledged, that this waiver and the inclusion of “Unknown Claims” in the definition of “Released Claims” was separately bargained for and was a material element of the Settlement and was relied upon by each and all of the Parties in entering into the Stipulation and agreeing to the Settlement.
SETTLEMENT CONSIDERATION
2.    In consideration of the full settlement, satisfaction, compromise, and release of the Released Plaintiffs’ Claims against the Released Defendant Parties and the dismissal with prejudice of the Consolidated Action and the Teamsters Action:
(a)    The Board shall cause Sinclair to implement the Corporate Governance Measures, substantially based on the terms set forth in Exhibit A, to the extent not already implemented, within twenty (20) calendar days of the date of entry of the Final Order and Judgment.
(b)    Defendants will cause their insurers to pay the total amount of $20,500,000 (twenty million, five hundred thousand dollars) (the “Settlement Amount”) into an interest-bearing escrow

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account to be established by BLB&G (the “Escrow Account”). The Settlement Amount shall be paid into the Escrow Account no later than two (2) business days prior to the date of the Settlement Hearing.
(c)    The Board shall designate an aggregate amount of $5,000,000 (five million dollars) of the Settlement Amount to be used for the implementation and operation of the Corporate Governance Measures and the FCC Compliance Plan over the next five (5) years.
(d)    Defendant David D. Smith and Sinclair will take all actions necessary for David D. Smith to forego, cancel, or return the grant of a SAR award of 638,298 shares of Sinclair Class A common stock, which award was granted to him in February 2020 in connection with his service as Sinclair’s Executive Chairman (the “Smith Contribution”), and for which the Company recorded an expense of roughly $4.36 million and for which, as a consequence of the reversal of this grant, the Company will record a gain of roughly $4.36 million, and which actions will be completed within twenty (20) calendar days of the date of entry of the Final Order and Judgment. For the avoidance of doubt, the Individual Defendants and Sinclair agree that the Smith Contribution will not be considered as a factor in any future determination of David D. Smith’s compensation at Sinclair.
3.    Within five (5) business days of the Effective Date, BLB&G shall cause the Settlement Amount and any and all interest earned thereon, less any Fees and Expenses Award to be paid from the Escrow Account and less any taxes or tax expenses paid, due, or owing on the interest earned on the Settlement Amount while on deposit in the Escrow Account, to Sinclair.
4.    Other than the payment of the Settlement Amount, the Smith Contribution, or as otherwise provided by this Stipulation, Defendants and their insurers shall have no further monetary obligations to Plaintiffs, Plaintiffs’ Counsel, or Sinclair in connection with the Consolidated Action, the Teamsters Action, the Settlement, or the Released Claims; provided, however, for the avoidance of doubt, this provision shall have no impact or effect on any Defendant’s rights under any applicable insurance policies.

RELEASES
5.    Upon the Effective Date, Sinclair and Plaintiffs, and each and every other Sinclair Stockholder derivatively on behalf of Sinclair, and their respective heirs, executors, administrators, predecessors, successors, assigns, and attorneys, in their capacities as such only, by operation of this Stipulation and the Final Order and Judgment and to the fullest extent permitted by law, shall completely, fully, finally, and forever release, relinquish, settle, and discharge each and all of the Released Defendant Parties from any and all of the Released Plaintiffs’ Claims, and shall forever be barred and enjoined from commencing, instituting,

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or prosecuting any of the Released Plaintiffs’ Claims against any of the Released Defendant Parties. In addition, Plaintiffs agree not to initiate, prosecute, assist in, or facilitate the prosecution of any other claims arising out of the same nucleus of operative facts giving rise to the Consolidated Action or the Teamsters Action.
6.    Upon the Effective Date, Defendants and their respective heirs, executors, administrators, predecessors, successors, and assigns, in their capacities as such only, by operation of this Stipulation and the Final Order and Judgment and to the fullest extent permitted by law, shall completely, fully, finally, and forever release, relinquish, settle, and discharge each and all of the Released Plaintiff Parties from any and all of the Released Defendants’ Claims, and shall forever be barred and enjoined from commencing, instituting, or prosecuting any of the Released Defendants’ Claims against any of the Released Plaintiff Parties.

DISMISSAL OF TEAMSTERS ACTION
7.    By operation of this Stipulation, all parties to the Teamsters Action consent, pursuant to Maryland Rule 2-506(a) and (b), to dismissal of the Teamsters Action. Within one (1) business day of the execution of this Stipulation, the Teamsters will file a stipulation of voluntary dismissal without prejudice (which dismissal will become a dismissal with prejudice upon entry of the Final Order and Judgment).

PRELIMINARY APPROVAL ORDER
8.    Promptly after the execution of this Stipulation, the Parties shall request entry of the Preliminary Approval Order: (a) preliminarily approving the settlement; (b) approving the form and manner of notice to Sinclair Stockholders of the pendency of the Consolidated Action, the Settlement, and their right to object; and (c) establishing the procedure and schedule for the Court’s consideration of the Settlement and dismissal of the Consolidated Action with prejudice.

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STAY OF PROCEEDINGS
9.    The parties to the Consolidated Action agree to stay the proceedings in the Consolidated Action and not to initiate any proceedings other than those related to the Settlement itself, pending the Final Order and Judgment becoming Final.

NOTICE
10.    The proposed Preliminary Approval Order will provide that notice of the Settlement shall be given in the following manner: (a) disclosure of the terms of the Settlement through the filing by Sinclair of a Form 8-K with the U.S. Securities and Exchange Commission, which filing shall include a copy of the Notice and this Stipulation; (b) posting of the Notice and this Stipulation on Sinclair’s corporate website through the Effective Date; (c) release of the Notice and this Stipulation on a nationally recognized newswire (e.g., PR Newswire, BusinessWire); and (d) posting of the Notice and this Stipulation on the respective firm websites of Plaintiffs’ Lead Counsel through the Effective Date. Sinclair (or its successor-in-interest), on behalf of Defendants, shall be responsible for providing notice of the Settlement in such form and manner as is directed by the Court. Sinclair (or its successor-in-interest), on behalf of Defendants, shall also pay or cause to be paid any and all costs associated with providing notice of the Settlement, irrespective of whether the Court approves the Settlement or the Effective Date otherwise fails to occur, and in no event shall Plaintiffs or Plaintiffs’ Counsel be responsible for any notice costs.

FINAL ORDER AND JUDGMENT; DISMISSAL OF THE ACTION
11.    If the Court approves the Settlement (including any modification thereto made with the consent of the Parties as provided for herein) following the Settlement Hearing as fair, reasonable, and adequate, the Parties shall jointly and promptly request that the Court enter the Final Order and Judgment in the Consolidated Action.

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12.    Upon entry of the Final Order and Judgment, the Consolidated Action shall be dismissed in its entirety and with prejudice, with Plaintiffs, Defendants, and Sinclair each to bear his, her, or its own fees, costs, and expenses, except as expressly provided in this Stipulation.
13.    The parties to the Teamsters Action agree that, upon entry of the Final Order and Judgment, the dismissal of the Teamsters Action shall convert to a dismissal with prejudice under Maryland Rule 2-506(a)(2).

CONDITIONS OF SETTLEMENT AND TERMINATION
14.    The Effective Date of the Settlement shall be deemed to occur on the occurrence or waiver in writing of all of the following events:
(a)    the Court has entered the Preliminary Approval Order, substantially in the form attached hereto as Exhibit B, as required by Paragraph 8 above;
(b)    the Final Order and Judgment is entered by the Court substantially in the form attached hereto as Exhibit D without material alteration or, in the event of material alteration, such alteration is consented to by the Parties in writing;
(c)    the Final Order and Judgment becomes Final;
(d)    the Consolidated Action and the Teamsters Action are dismissed with prejudice;
(e)    the Board has caused Sinclair to implement the Corporate Governance Measures, substantially based on the terms set forth in Exhibit A, to the extent not already implemented, in accordance with the provisions of Paragraph 2(a) above; and
(f)    the full Settlement Amount is deposited into the Escrow Account in accordance with the provisions of Paragraph 2(b) above.
15.    Plaintiffs (provided they unanimously agree amongst themselves) and Defendants (provided they unanimously agree amongst themselves) shall each have the right to terminate the Settlement and this Stipulation, by providing written notice of their election to do so, through counsel, to all other Parties hereto within thirty (30) calendar days of: (a) the Court’s final refusal to enter the Preliminary Approval Order in any material respect; (b) the Court’s refusal to approve the Settlement or any material part thereof; (c) the Court’s refusal to enter the Final Order and Judgment in any material respect (other than as to the Fees and Expenses Award) or to dismiss the Consolidated Action with prejudice; or (d) the date upon which an order

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vacating, modifying, revising, or reversing the Final Order and Judgment becomes Final. In addition, Plaintiffs shall have the right to terminate the Settlement if: (a) the Corporate Governance Measures are not fully implemented, substantially based on the terms set forth in Exhibit A, in accordance with the provisions of Paragraph 2(a) above; or (b) the Settlement Amount is not deposited into the Escrow Account in accordance with the provisions of Paragraph 2(b) above. Any decision or proceeding, whether in this Court or any appellate court, solely with respect to attorneys’ fees or litigation expenses shall not be grounds for termination of the Settlement.
16.    In the event the Settlement is terminated pursuant to Paragraph 15 above, then: (a) this Stipulation and the Settlement (including the Releases given pursuant to the terms of this Stipulation) shall be cancelled and shall become null and void and of no force and effect, except as specifically provided herein; (b) the Parties shall be restored to their respective positions in the Consolidated Action immediately prior to the execution of the Stipulation and shall promptly agree on a new scheduling stipulation to govern further proceedings in the Consolidated Action; and (c) all amounts in the Escrow Account, less any taxes or tax expenses paid, due, or owing on any interest earned on the Settlement Amount while on deposit in the Escrow Account, shall be promptly returned to the Defendants and/or insurers who funded such amounts. In the event of such termination, this Stipulation shall not be admissible for any purpose in any proceedings before any court or tribunal and any judgments or orders entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated nunc pro tunc, including the factual statements contained in the WHEREAS clauses of this Stipulation.
17.    In the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Amount, or any portion thereof, to the Escrow Account by or on behalf of Defendants to be a preference, voidable transfer, fraudulent transfer, or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited into the Escrow Account by others, then, at the election of Plaintiffs, Plaintiffs and Defendants shall jointly move the Court to vacate and set aside the Releases given and the Final Order and Judgment entered in favor of Defendants and the other Released

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Defendant Parties pursuant to this Stipulation, in which event the Releases and the Final Order and Judgment shall be null and void, and the Parties shall be restored to their respective positions in the litigation as provided in Paragraph 16 above and any cash amounts in the Escrow Account (less any taxes or tax expenses paid, due, or owing with respect to interest earned on the Settlement Amount while on deposit in the Escrow Account) shall be returned as provided in Paragraph 16 above.

ATTORNEYS’ FEES AND EXPENSES
18.    Plaintiffs’ Lead Counsel, on behalf of all Plaintiffs’ Counsel (including Teamsters Action Counsel), intend to apply to the Court for an award of attorneys’ fees and litigation expenses, including incentive awards for Plaintiffs (“Plaintiff Incentive Awards”) to be paid solely from (and out of) the Settlement Amount, and from no other source (the “Application”). Plaintiffs’ Lead Counsel intend to apply for an award of attorney’s fees, inclusive of counsels’ expenses and Plaintiff Incentive Awards, in an amount not to exceed $8.167 million. The Plaintiff Incentive Awards shall not exceed $5,000 per Plaintiff, with any such award to be paid out of any attorneys’ fees awarded by the Court. Defendants agree that they shall not oppose the Application provided the awards requested therein do not exceed the amounts set forth in the preceding two sentences. The Application shall be the only petition for attorneys’ fees and expenses filed by or on behalf of Plaintiffs, Plaintiffs’ Counsel, or counsel purporting to represent any other Sinclair Stockholder in connection with the Settlement. The Parties agree that the Fees and Expenses Award shall fully satisfy any and all claims for an award of attorneys’ fees and expenses in connection with the Consolidated Action, the Teamsters Action, or the Settlement. No Defendant (including Sinclair) shall be liable for or obligated to pay any fees, expenses, costs, or disbursements, or to incur any expense on behalf of, Plaintiffs, Plaintiffs’ Counsel, or any counsel purporting to represent any other Sinclair Stockholder, directly or indirectly, in connection with the Consolidated Action, the Teamsters Action, or the Settlement, except as expressly provided for in this Stipulation.
19.    Any Fees and Expenses Award shall be paid by BLB&G from the Escrow Account immediately upon award, notwithstanding the existence of any timely filed objections thereto, or potential for appeal

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therefrom, or collateral attack on the Settlement or any part thereof, subject to Plaintiffs’ Counsel’s obligation to make appropriate refunds or repayments to the Escrow Account, plus accrued interest at the same net rate as is earned by the Escrow Account, if the Settlement is terminated pursuant to the terms of this Stipulation or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the Fees and Expenses Award is reduced or reversed and such order reducing or reversing the award has become Final. Plaintiffs’ Counsel shall make the appropriate refund or repayment in full no later than thirty (30) days after: (a) receiving from Sinclair’s counsel notice of the termination of the Settlement; or (b) any order reducing or reversing the Fees and Expenses Award has become Final.
20.    The Fees and Expenses Award shall be distributed amongst Plaintiffs’ Counsel in a manner that they, collectively and in good faith, agree to and believe reflects the contributions of such counsel to the institution, prosecution, and settlement of the litigation. Neither Defendants nor Sinclair shall have any responsibility or liability whatsoever with respect to the allocation of any Fees and Expenses Award among Plaintiffs’ Counsel, or any other counsel representing Plaintiffs or any other Sinclair Stockholder or any other counsel asserting a right to recover any portion of the Fees and Expenses Award. Any dispute regarding any allocation of fees or expenses among Plaintiffs’ Counsel shall have no effect on the Settlement.
21.    It is not a condition of this Stipulation, the Settlement, or the Final Order and Judgment, or the dismissal with prejudice of the Consolidated Action and the Teamsters Action, that any attorneys’ fees and/or expenses be awarded by the Court to Plaintiffs’ Counsel. In the event that attorneys’ fees and/or expenses are not awarded by the Court or are awarded in an amount that is unsatisfactory to Plaintiffs’ Counsel, or in the event that an attorneys’ fee and expense award is vacated or reduced on appeal, this Stipulation and the Settlement, including the effectiveness of the Releases and the other obligations of the Parties under the Settlement, nevertheless shall remain in full force and effect. The Court may consider and rule upon the fairness, reasonableness, and adequacy of the Settlement independently of any award of attorneys’ fees and reimbursement of expenses.

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COOPERATION
22.    In addition to the actions specifically provided for in this Stipulation, the Parties agree to use their reasonable best efforts from the date hereof to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws, regulations, or agreements, to consummate and make effective this Stipulation and the Settlement. The Parties and their attorneys agree to cooperate fully with one another in seeking the Court’s approval of the Settlement and to use their best efforts to effect the consummation of this Stipulation and the Settlement, including, but not limited to, resolving any objections raised with respect to the Settlement. Without further order of the Court, the Parties may agree to reasonable extensions of time not expressly set by the Court in order to carry out any of the provisions of this Stipulation.
23.    If, before the Court’s approval of the Settlement becomes Final, any action was or is filed, re-filed, or otherwise prosecuted in any court asserting any Released Plaintiffs’ Claims against any of the Released Defendant Parties, Plaintiffs agree to cooperate and use their reasonable best efforts to assist Defendants in taking any and all necessary actions to prevent, stay, or seek dismissal of such action, and to oppose entry of any interim or final relief in any other litigation against any of the Parties that challenges the Settlement or otherwise involves a Released Plaintiffs’ Claim.

STIPULATION NOT AN ADMISSION
24.    It is expressly understood that neither this Stipulation nor any act or omission in connection therewith is intended or shall be deemed to be a presumption, concession, or admission by: (a) any of the Defendants or any of the other Released Defendant Parties as to the validity of any claims, causes of action, or other issues raised, or which might be or have been raised, in the Consolidated Action or in any other litigation, or to be evidence of or constitute an admission of wrongdoing or liability by any of them, and each of them expressly denies any such wrongdoing or liability; or (b) Plaintiffs as to the infirmity of any claim or the validity of any defense, or to the amount of any damages. The existence of the Stipulation, its contents, or any negotiations, statements, or proceedings in connection therewith, shall not be offered or admitted in

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evidence or referred to, interpreted, construed, invoked, or otherwise used by any Person for any purpose in the Consolidated Action, the Teamsters Action, or otherwise, except as may be necessary to effectuate the Settlement. This provision shall remain in force in the event that the Settlement is terminated for any reason whatsoever. Notwithstanding the foregoing, any of the Released Parties may file the Stipulation or any judgment or order of the Court related hereto in any other action that has been or may be brought against them, in order to support any and all defenses or counterclaims based on res judicata, collateral estoppel, good-faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

RULE 11
25.    The Parties intend this Stipulation and the Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by Plaintiffs against the Released Defendant Parties with respect to the Released Plaintiffs’ Claims. No Party shall assert any claims of any violation of Rule 11 of the Federal Rules of Civil Procedure or any similar or related rule, law, or source of judicial authority relating to the institution, prosecution, defense, or settlement of the Consolidated Action or the Teamsters Action. The Parties agree that the amounts paid and the other terms of the Settlement were negotiated at arm’s length and in good faith by the Parties, including through a mediation process supervised and conducted by Robert A. Meyer, Esq. of JAMS, and reflect that the Settlement was reached voluntarily after extensive negotiations and consultation with experienced legal counsel, who were fully competent to assess the strengths and weaknesses of their respective clients’ claims or defenses.

NO WAIVER
26.    Any failure by any Party to insist upon the strict performance by any other Party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such Party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions in this Stipulation by such other Party.

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27.    No waiver, express or implied, by any Party of any breach or default in the performance by any other Party of its obligations under this Stipulation shall be deemed or construed to be a waiver of any other breach, whether prior, subsequent, or contemporaneous, under this Stipulation.

AUTHORITY
28.    This Stipulation will be executed by counsel to the Parties on behalf of their respective clients. Each counsel represents and warrants that he or she has been duly authorized and empowered to execute this Stipulation on behalf of such Party, and that it shall be binding on such Party in accordance with its terms.

SUCCESSORS AND ASSIGNS
29.    This Stipulation is, and shall be, binding upon, and inure to the benefit of, the Parties and their respective agents, executors, administrators, heirs, successors, affiliates, and assigns; provided, however, that no Party shall assign or delegate its rights or responsibilities under this Stipulation without the prior written consent of the other Parties.

BREACH
30.    The Parties agree that in the event of any breach of this Stipulation, all of the Parties’ rights and remedies at law, equity, or otherwise, are expressly reserved.

GOVERNING LAW AND FORUM
31.    This Stipulation, the Settlement, and any and all disputes arising out of or relating in any way to this Stipulation or the Settlement, whether in contract, tort, or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to conflict of laws principles. Any action relating to this Stipulation or the Settlement will be filed exclusively in the Court. Each Party: (a) consents to personal jurisdiction in any such action (but no other action) brought in the Court; (b) consents to service of process by registered mail upon such Party and/or such Party’s agent; (c) waives any objection to venue in the Court and any claim that Maryland or the Court is an inconvenient forum; and (d) expressly

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waives, and agrees not to plead or make any claim, that any such action or proceeding is subject (in whole or in part) to a jury trial.

REPRESENTATIONS AND WARRANTIES
32.    Plaintiffs and Plaintiffs’ Counsel represent and warrant that: (a) Plaintiffs are stockholders of Sinclair and were stockholders of Sinclair at all relevant times for purposes of maintaining standing; (b) none of the Released Plaintiffs’ Claims has been assigned, encumbered, or in any manner transferred in whole or in part by Plaintiffs or Plaintiffs’ Counsel; and (c) neither Plaintiffs nor Plaintiffs’ Counsel will attempt to assign, encumber, or in any manner transfer, in whole or in part, any of the Released Plaintiffs’ Claims.
33.    Each Party represents and warrants that the Party has made such investigation of the facts pertaining to the Settlement provided for in this Stipulation, and all of the matters pertaining thereto, and has been advised by counsel, as the Party deems necessary and advisable.

ENTIRE AGREEMENT
34.    This Stipulation and the attached exhibits constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior or contemporaneous oral or written agreements, understandings, or representations. All Parties agree that no representations, warranties, or inducements have been made to any Party concerning the Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents. All Parties further agree that they are not relying on any representations, warranties, or covenants that are not expressly contained and memorialized in the Stipulation or its exhibits. All of the exhibits hereto are material and integral parts hereof and are fully incorporated herein by reference.

INTERPRETATION
35.    This Stipulation was mutually prepared by the Parties and will not be construed against any of them by reason of authorship.

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36.    Section and/or paragraph titles have been inserted for convenience only and will not be used in interpreting the terms of this Stipulation.
37.    The terms and provisions of this Stipulation are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights or remedies upon any other Person, except with respect to (a) any attorneys’ fees and expenses to be paid to Plaintiffs’ Counsel pursuant to the terms of this Stipulation; and (b) the Released Parties who are not signatories hereto, who shall be third-party beneficiaries under this Stipulation and entitled to enforce it in accordance with its terms, but the consent of such third-party beneficiaries shall not be required to amend, modify, or terminate this Stipulation.

AMENDMENTS
38.    This Stipulation may not be amended, changed, waived, discharged, or terminated (except as explicitly provided herein), in whole or in part, except by an instrument in writing signed by counsel to all of the Parties to this Stipulation, on behalf of each such Party.

COUNTERPARTS
39.    This Stipulation may be executed in any number of actual, telecopied, or electronically mailed counterparts and by each of the different Parties on several counterparts, each of which when so executed and delivered will be an original. This Stipulation will become effective when the actual, telecopied, or electronically mailed counterparts have been signed by each of the Parties to this Stipulation and delivered to the other Parties. The executed signature page(s) from each actual, telecopied, or electronically mailed counterpart may be joined together and attached and will constitute one and the same instrument.

CONTINUING JURISDICTION
40.    The consummation of this Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain exclusive jurisdiction for the purpose of enforcing the terms of this Stipulation.

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NOTICE TO PARTIES
41.    If any Party is required to give notice to any other Party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon receipt of hand or courier delivery, or facsimile or email transmission with confirmation of receipt. Notice shall be provided as follows:

If to Plaintiffs:	Zuckerman Spaeder LLP Attn: Cyril V. Smith 100 E. Pratt Street, Suite 2400 Baltimore, Maryland 21202 Telephone: (410) 949-1145

Bernstein Litowitz Berger & Grossmann LLP Attn: Mark Lebovitch 1251 Avenue of the Americas New York, New York 10020 Telephone: (212) 554-1400

Berman Tabacco
Attn: Nathaniel L. Orenstein
One Liberty Square
Boston, Massachusetts 02109
Telephone: (617) 642-8300

Hach Rose Schirripa & Cheverie LLP
Attn: Daniel Rehns
112 Madison Avenue, 10th Floor
New York, New York 10016
Telephone: (646) 992-8123

If to Defendants:	Kramon & Graham, P.A. Attn: Philip M. Andrews One South Street, Suite 2600 Baltimore, Maryland 21202 Telephone: (410) 752-6030

Freshfields Bruckhaus Deringer US LLP Attn: Aaron R. Marcu 601 Lexington Avenue, 31st Floor New York, New York 10022 Telephone: (212) 277-4000

Thomas & Libowitz, P.A. Attn: Scott H. Marder 25 South Charles Street, Suite 2015 Baltimore, Maryland 21201 Telephone: (410) 752-2468

Fried, Frank, Harris, Shriver & Jacobson LLP Attn: Scott B. Luftglass One New York Plaza New York, New York 10004 Telephone: (212) 859-8000

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IN WITNESS WHEREOF, the Parties hereto have caused this Stipulation to be executed by their duly authorized counsel, as of July 20, 2020.
/s/ Cyril V. Smith
Cyril V. Smith, Bar No. 07332
J. Michael Pardoe, Fed. No. 20730
ZUCKERMAN SPAEDER LLP
100 E. Pratt Street, Suite 2440
Baltimore, Maryland 21202
Telephone: (410) 949-1145
csmith@zuckerman.com
mpardoe@zuckerman.com

Mark Lebovitch
Christopher J. Orrico
Thomas G. James
BERNSTEIN LITOWITZ BERGER &
GROSSMANN LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 554-1400
markl@blbglaw.com
christopher.orrico@blbglaw.com
thomas.james@blbglaw.com

Nathaniel L. Orenstein
Steven L. Groopman
BERMAN TABACCO
One Liberty Square
Boston, Massachusetts 02109
Telephone: (617) 642-8300
norenstein@bermantabacco.com
sgroopman@bermantabacco.com

Attorneys for Plaintiffs in the Consolidated Action

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/s/ Michael Paul Smith
Michael Paul Smith, Esq., Bar No. 23685
Melissa L. English, Esq., Bar No. 19864
SMITH, GILDEA & SCHMIDT, LLC
600 Washington Avenue, Suite 200
Towson, Maryland 21204
Telephone: (410) 821-0070
mpsmith@sgs-law.com
menglish@sgslaw.com

Frank R. Schirripa
Daniel B. Rehns
HACH ROSE SCHIRRIPA & CHEVERIE LLP
112 Madison Avenue, 10th Floor
New York, New York 10016
Telephone: (212) 213-8311
fschirripa@hrsclaw.com
drehns@hrsclaw.com

Attorneys for Plaintiffs in the Teamsters Action

/s/ Philip M. Andrews
Philip M. Andrews, Bar No. 00078
Justin A. Redd, Bar No. 18614
KRAMON & GRAHAM, P.A.
One South Street, Suite 2600
Baltimore, Maryland 21202
Telephone: (410) 752-6030
pandrews@kg-law.com
jredd@kg-law.com

Aaron R. Marcu (admitted pro hac vice)
Kimberly H. Zelnick (admitted pro hac vice)
David Y. Livshiz (admitted pro hac vice)
FRESHFIELDS BRUCKHAUS DERINGER US LLP
601 Lexington Avenue, 31st Floor
New York, New York 10022
Telephone: (212) 277-4000
aaron.marcu@freshfields.com
kimberly.zelnick@freshfields.com
david.livshiz@freshfields.com

Attorneys for Defendants Martin R. Leader and Lawrence E. McCanna

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/s/ Scott H. Marder
Scott H. Marder, Bar No. 28789
Sima G. Fried, Bar No. 03564
THOMAS & LIBOWITZ, P.A
25 S. Charles St., Suite 2015
Baltimore, Maryland 21201
Telephone: (410) 752-2468
shmarder@tandllaw.com
sfried@tandllaw.com

Scott B. Luftglass (admitted pro hac vice)
FRIED, FRANK, HARRIS, SHRIVER &
JACOBSON LLP
One New York Plaza
New York, New York 10004
Telephone: (212) 859-8000
scott.luftglass@friedfrank.com

Attorneys for Defendants David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, Howard E. Friedman, Daniel C. Keith, Christopher S. Ripley, and Nominal Defendant Sinclair Broadcast Group, Inc.

Exhibit A to the Stipulation and Agreement of Settlement, Compromise and Release

Proposal for Regulatory Committee

I.	COMMITMENT STATEMENT

A.	Sinclair agrees to adopt and include in its Corporate Governance Guidelines the following commitment statement:
Sinclair is committed to maintaining a constructive and positive relationship with the Federal Communications Commission and other federal and state regulators. This commitment includes compliance with all hearing designation orders, agreements, and consent decrees related to Sinclair’s business.

II.	ESTABLISH REGULATORY COMMITTEE
Sinclair shall establish and operate a Regulatory Committee of the Board of Directors for a minimum of five (5) years from implementation, to be continued thereafter at the discretion of the full Board. The Regulatory Committee consisting of at least three (3) members will exercise oversight responsibility on significant broadcast related regulatory and compliance issues, based on criteria to be developed by the Regulatory Committee designed to identify matters falling within its scope.
A majority of the members of the Regulatory Committee shall satisfy the independence standards of the NASDAQ. In addition, a majority of the Regulatory Committee shall have (i) relevant experience in law, corporate compliance, regulatory or governmental affairs relevant to regulatory and/or compliance issues faced by the Company; or (ii) serve, whether as an employee or director, with a broadcasting company regulated by the FCC.
The charter of the Regulatory Committee will be published on the Company’s website and include:

1.	The composition of the committee;

2.	The committee’s internal and external reporting obligations;

3.	Review Sinclair’s compliance with relevant laws, regulations, and corporate policies governing the broadcasting industry;

4.	Review the Company’s adherence with any regulatory hearing designation orders, agreements, and consent decrees;

5.	Review information about current and emerging legal and regulatory compliance risks and enforcement trends that may affect the Company’s business operations, performance or strategy; and

6.
Oversee the Company’s relationship with its regulators, including the FCC, including review of, with the appropriate members of management, the staffing and interactions of the Company’s interactions with the regulators.

III.	INFORMATION AND REPORTS TO BE PROVIDED TO THE REGULATORY COMMITTEE

A.	Government Inquiries, Investigations and Actions
On at least a quarterly basis, the Chief Compliance Officer will report to the Regulatory Committee regarding (a) letters or notifications from the FCC; (b) letters or notifications from the DOJ; and (c) significant, as defined by criteria to be developed by the Regulatory Committee, communications with any other governmental regulator. The Chief Compliance Officer shall report on the matters described above and provide updates on material developments in such matters. The form, content, and level of detail of the reports shall be approved by the Regulatory Committee.

B.	External Complaints
On a quarterly basis, the Chief Compliance Officer will report to the Regulatory Committee regarding any external complaints or inquiries deemed significant, as defined by criteria to be developed by the Regulatory Committee, alleging concerns about Sinclair’s interactions with government regulators, and/or regulatory behavior. The Chief Compliance Officer shall report on the matters described above and provide updates on material developments in such matters. The form, content, and level of detail of the reports shall be approved by the Regulatory Committee.

C.	Internal Complaints
On a quarterly basis, the Chief Compliance Officer will report to the Regulatory Committee regarding any internal complaints or inquiries deemed significant, as defined by criteria to be developed by the Regulatory Committee, alleging concerns about Sinclair’s interactions with government regulators, and/or regulatory behavior. The Chief Compliance Officer shall report on the matters described above and provide updates on material developments in such matters. The form, content, and level of detail of the reports shall be approved by the Regulatory Committee.

IV.	COORDINATION WITH AUDIT COMMITTEE
The Regulatory Committee and the Audit Committee shall keep each other informed of their activities in matters of mutual interest and meet together at least twice annually to discuss such matters.

V.	AUTHORITY OF THE REGULATORY COMMITTEE

1.
The Regulatory Committee has the authority, following consultation with the full Board, to: (a) Require management to conduct audits on compliance, regulatory and/or legal concerns and, where appropriate, direct management to provide the results of such audits to the Regulatory Committee directly; (b) Commission such other studies, analyses, reviews and/or surveys as it deems appropriate to evaluate Sinclair’s compliance with regulatory requirements, as well as to evaluate the quality of the personnel, committees and entities providing compliance and regulatory services to Sinclair; (c) Retain outside counsel and additional experts and consultants in the discharge of its responsibilities; and (d) Request and meet privately with any member of Sinclair’s senior management team or any other Sinclair employee.

VI.	REPORTING RESPONSIBILITY OF THE REGULATORY COMMITTEE

1.
The Regulatory Committee shall, at least annually, deliver a report, which shall include written presentation materials, to the Board as a whole, including a summary description of any findings and actions taken by the Regulatory Committee.

2.	The Regulatory Committee shall, at least annually, issue a public written summary of its activities in its proxy statement.

VII.	TERM OF THE CORPORATE GOVERNANCE REFORMS
Unless specified otherwise in this agreement, the terms of this agreement are for five (5) years from the date of the approval of the proposed settlement by the United States District Court for the District of Maryland (Northern Division).

1. RELATED PERSON TRANSACTIONS
Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and ~~a related person~~ in which a Related Person had or will have a direct or indirect material interest. ~~The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.~~(“Related Person Transaction”).
For purposes of this policy a “Related Person” means:
1.any person who is or at any time since the beginning of the Company’s last fiscal year was a director or executive officer of the Company;
2.any shareholder who beneficially owns in excess of 5% of the Company’s outstanding common stock;
3.a person who is an immediate family member of any director, executive officer, or more than 5% beneficial owner (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and any person (other than a tenant or employee) sharing the house of such director, executive officer, or more than 5% beneficial owner; or
4.any firm, corporation, charitable organization or other entity in which any of these persons is employed or an officer, general partner or principal or in a similar position or in which the person and all related parties has beneficial ownership interest of 10% or more.
The definitions of “Related Party Transaction” and “Related Person” shall be updated periodically to conform to any changes to such definitions as shall be necessary to conform to any amendments to Regulation S-K Item 404 or any successor item.
Prior to entering into the Related Person Transaction, the Director or executive officer who is a Related Person or has an immediate family member who is a Related Person must provide notice to the Chief Compliance Officer and the General Counsel of the facts and circumstances of the proposed Related Person Transaction. The notice should include:

•	the Related Person’s relationship to the Company and the person’s interest in the transaction;

•	the material terms of the proposed transaction, including the aggregate value or, in the case of indebtedness, the aggregate principal and interest rate;

•	the benefits to the Company of the proposed transaction;

•	if applicable, the availability of other sources of comparable products or services; and

•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party

The ~~Audit Committee of the Board of Directors reviews all material related person transactions and may approve or ratify the related person transaction only if the Audit Committee~~Chief Compliance Officer, upon consultation with the General Counsel, will determine whether the proposed transaction is a Related Person Transaction for purposes of this policy and may meet with the relevant business unit or function leader to confirm and supplement the information in the notice. Any proposed transaction determined to be Related Person Transaction will be submitted to the Audit Committee for consideration. The Audit Committee will consider all the relevant facts and circumstances, including the benefits to the Company, the potential effect on a director’s independence of entering into the transaction, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated third parties generally. The Audit Committee may approve the Related Person Transactions only if it determines, in good faith, that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company, and has terms that are no less favorable to Sinclair than those available with an unrelated third-party. The Audit Committee may, in ~~its~~ their sole discretion, impose such conditions as ~~it~~ they deems appropriate on the Company or the related person in connection with approval of the related person transaction.
Any related person transaction previously approved by the Audit Committee or otherwise already existing ~~that is ongoing in nature~~ shall be reviewed by the Company’s auditor and the Audit Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Audit Committee, if any, and that all required disclosures regarding the related person transaction are made.
Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain transactions mentioned in the reference below were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

For further information regarding related person transactions, see Note 13. Related Person Transactions to our consolidated financial statements in our 2018 Annual Report on Form 10-K.

Changes to Sinclair’s Code of Business Conduct and Ethics

Code of Business Conduct and Ethics
SINCLAIR BROADCAST GROUP, INC.
The Board of Directors (the “Board) of Sinclair Broadcast Group, Inc. (together with its subsidiaries, the "Corporation") has adopted the following Code of Business Conduct and Ethics (the "Code") for officers, directors and employees of the Corporation. This Code is intended to identify the ethical duties and responsibilities of officers, directors and employees, provide guidance and assist them with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. Each officer, director and employee must comply with the letter and spirit of this Code.
This Code is intended to serve as a source of guiding principles for officers, directors and employees of the Corporation. All are encouraged to bring questions about particular circumstances concerning one or more of the provisions of this Code to the attention of their immediate supervisor or department head or the Corporation's General Counsel.
Anyone who violates the law, this Code or any other Corporation policy is subject to disciplinary action, including, without limitation, the disciplinary actions set forth in Section E herein.
This Code is not intended to and does not constitute an employment contract or assurance of continued employment and does not create any rights in any director, officer, employer, customer, supplier, competitor, stockholder of the Corporation or any other person or entity.
A. Conflict of interests
It is the policy of the Corporation to prohibit its officers, directors and employees from engaging in any activity or practice in conflict with the interests of the Corporation. All officers, directors and employees must avoid conflicts between their personal interests and the interests of the Corporation in dealing with fellow employees, other organizations, clients, vendors, or individuals seeking to do business with the Corporation. Situations should be avoided where it would be reasonable for an objective observer to believe that the judgment or loyalty of the officer, director or employee may be compromised by his or her own, or an immediate family member's (spouse, parent, child, sibling or domestic partner) external employment. Conflicts of interests can take many forms, not all of which can be detailed in this Code. Some examples of conflicts of interest that should always be avoided are as follows:
1.No officer, director or employee or member of his/her immediate family may accept: a) a gift that is not customary for that position/responsibility or b) any service, money, loan or any full-time, part-time, or temporary employment from any organization that does business with the Corporation, is seeking to do business with the Corporation, or is a competitor of the Corporation, unless authorized to do so by his/her immediate supervisor, in the case of an officer or director, from the ~~Corporation's Chief Financial Officer~~ Regulatory Committee. The Chief Executive Officer and Chief Financial Officer must obtain authorization to accept such gifts from the ~~Board of Directors~~ Regulatory Committee.
2.No officer, director or employee or member of his/her immediate family may participate in any contest, drawing, or promotion sponsored by the Corporation solely or in association with its advertisers.

3.An officer, director or employee or members of his/her immediate family may not participate in any industry audience measurement study. Should you receive any request from a survey firm (e.g., Nielsen, Comscore etc.) to participate in an audience measurement study, please decline. Officers, directors and employees also may not influence, either directly or indirectly, a survey participant in his/her responses.
4.Corporation loans to, or guarantees of obligations of, directors and executive officers and their family members and entities owned or controlled by them are likely to create conflicts of interest and, therefore, are prohibited, whether transacted directly or indirectly. In addition, loans to, or guarantees of obligations of, other employees may create conflicts of interest and therefore must be reviewed and approved in advance by the General Counsel and the Chief Financial Officer.
5.No officer, director or employee may, without the prior approval of the Company’s Audit Committee, enter into any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, the amount involved exceeds $120,000, and such officer, director or employee had or will have a direct or indirect material interest. The procedures for obtaining Audit Committee approval are set forth in the Company’s Related Person Transaction Policy.
The Corporation prohibits any officer, director or employee from accepting or agreeing to accept from any entity, other than the Corporation, any money, service, or other valuable consideration in return for, or in connection with, the broadcast of any matter over the station.
Additionally, Section 509(A) of the Communications Act requires any officer, director or employee of a radio or television station who accepts or agrees to accept from any person (other than the Corporation) any money, service, or other valuable consideration in return for, or in connection with, the broadcast of any matter over a station, to disclose to the Corporation the fact of acceptance or agreement to accept. Section 509(A) also requires that this disclosure be made in advance of the broadcast in question. The purpose of this disclosure requirement is to enable the Corporation to determine whether a sponsorship identification announcement is required to be broadcast as the consequence of an officer's, director's or an employee's acceptance or agreement to accept consideration for or in connection with the broadcast of any matter over the station. To ensure that the Corporation remains in compliance with applicable law, officers, directors and employees of the Corporation shall comply with the foregoing disclosure requirements with respect to the broadcast of any matter, whether broadcast over a television station, radio station or cable channel.
In addition to any action which the Corporation may take, Section 508(G) of the Communications Act provides that any officer, director or employee who fails to make the required disclosures under Section 508(G) shall, for each violation, be fined up to $10,000 or imprisoned up to one year.
Outside employment must not conflict in any way with an officer or employee's regular job with the Corporation. All officers and employees will be subject to the Corporation's scheduling demands and performance expectations without regard to any impact from outside employment. The Corporation reserves the right to decide when outside activities conflict with job performance or Corporation interests, and may ask the employee to make changes or refrain from it.

The Corporation aims to succeed through fair and honest competition. The Corporation seeks superior performance from its officers, directors and employees, but never through unethical or illegal business practices. Officers, directors and employees should endeavor to deal fairly with the Corporation's customers, suppliers, competitors and other employees and directors. No one should take unfair advantage of another individual through manipulation, concealment, abuse of privileged information, foreign corruption acts or misrepresentation of the material facts.
Officers and employees who are uncertain as to conformity with the Corporation's policy should discuss such circumstances with their department head, their immediate supervisor or the Corporation's General Counsel.

B. Corporate Opportunities
Officers, directors and employees are prohibited from: (a) taking for themselves personally opportunities related to the Corporation's business; (b) using the Corporation's property, information, or position for personal gain; or (c) competing with the Corporation for business opportunities; provided however, if the Corporation determines not to pursue a business opportunity, officers, directors and employees may do so with the consent of the general manager of the station at which such employee is employed or, in the case of an officer or a director, from the Corporation's Chief Financial Officer. The Chief Executive Officer and Chief Financial Officer must obtain authorization to pursue such opportunities from the Board of Directors.

C. Compliance with laws, rules and regulations
Officers, directors and employees must comply with all laws, rules and regulations applicable to them or the Corporation, including, without limitation, insider-trading laws, antitrust laws, intellectual property laws, anticorruption and sanctions laws, lobby laws, FCC rules and regulations, and any current decrees.

D. Financial Reporting and Public Communications
It is extremely important that the Corporation's accounting, financial and other systems provide accurate and timely reporting of transactions involving Corporation assets. The Corporation is committed to full, fair, accurate, timely and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators, and in other public communications made by the Corporation. Every accounting or financial record, as well as the underlying support data, must accurately describe the transaction without omission, concealment or falsification of information. If an employee becomes aware of any information that could reasonably be deemed to have a material effect on the Corporation, he/she must ensure that the information is disclosed to the general manager of the station or, in the case of a corporate employee or a director, to the Corporation's Chief Financial Officer. Additionally, officers, directors and employees must comply with the Corporation's internal controls and procedures. If an employee observes or learns of a failure to comply with such controls and procedures, he/she must promptly notify the Company’s Internal Audit team, the Corporation's Chief Financial Officer, or report the failure in accordance with the Company’s Whistle Blower Policy.
Directors, officers and employees should maintain the confidentiality of non-public information and records entrusted to them by the Corporation, and any other confidential information that comes to them, from whatever source, in the course of performing their responsibilities as a director, officer or employee, except when disclosure is authorized by the legal department or CFO, or required by laws, rules, regulations or legal process.

The Corporation's assets, including but not limited to such information as customer lists, contractual agreements, pricing agreements, trade secrets, supplies, equipment, materials, intellectual property, software, hardware and facilities are valuable resources owned or licensed by or otherwise belonging to the Corporation and are to be used solely for the Corporation's purposes. Safeguarding this property from loss, damage or theft is the responsibility of all employees. No person shall take the Corporation's property or assets for personal use or gain, nor shall the Corporation's property or assets be given away, sold or traded without proper authorization.

E. Reporting and Compliance procedures
The Corporation is committed to operating according to the highest standards of business conduct and ethics set forth in the Code. Each director, officer and employee is expected to report what he or she believes in good faith are actual or potential conflicts of interest, corporate opportunities, violations of applicable laws or non-compliance with this Code by any of the Corporation's directors, officers or employees. The Corporation's disclosure committee (the "Committee") is generally responsible for the enforcement of the Code relating to employees. The Board of Directors (or its designee) is generally responsible for enforcement of the Code relating to executive officers and members of the Board of Directors.

Officers, directors and employees must report any suspected violations of this Code promptly to their General Manager or the General Counsel. The Corporation will not tolerate retaliation, retribution or adverse employment action of any kind against employees who report suspected violations in good faith and their identities will be protected to the extent consistent with law and Corporation policy. Officers, directors and employees must fully cooperate with inquiries or investigations relating to potential violations of law or this Code. The Corporation will take prompt and consistent action in response to violations of this Code.
All managers shall be responsible for the enforcement of and the compliance with this Code, including necessary distribution to ensure employee knowledge and compliance.
Officers, directors and employees in management or supervisory positions should promote ethical behavior and: (a) encourage employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourage employees to report violations of laws, rules, regulations or this Code to appropriate personnel; and (c) inform employees that the Corporation will not allow retaliation for reports made in good faith.
When Code violations are determined to exist, appropriate corrective and disciplinary action will be taken, which may include one or more of the following measures, as applicable: (i) counseling; (ii) a warning; (iii) a reprimand noted in the employee's personnel file; (iv) probation; (v) change, including reassignment, in job responsibilities, authority and/or title; (vi) temporary suspension, with or without pay; (vii) termination of employment or other relationship with the Corporation; (viii) removal as a director or officer; (ix) reimbursement of losses or damages resulting from the violation; or (x) referral for criminal prosecution or civil action.

F. Changes to or Waivers of the Code
From time to time, the Corporation may waive provisions of this Code. Any officer or employee who believes that a waiver may be appropriate should discuss the matter with the General Counsel, who will review the matter with the Committee which may review requests for waivers and make recommendations to the Audit Committee. Any changes to or waivers of the Code may be made only by the Audit Committee, and must be promptly disclosed as required by law or NASDAQ regulations and filed with the SEC.
Any provision of this policy may be revised or amended at any time. Last revised: May 2020

Additional Corporate Governance Recommendations

1.	Nominating and Corporation Governance Committee
Establish standing Nominating and Governance Committee composed of independent directors.
The Nominating and Corporate Governance Committee will:

a)	establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board;

b)	lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees

c)	determine each proposed nominee’s qualifications for service on the Board

d)	consult with the Executive Chairman and CEO during the process of identifying director nominees

e)	identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board

f)	have the authority to retain and terminate a search firm to identify director candidates at the Company’s expense

g)
consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or considerations that would impair his or her ability to effectively represent the interest of all shareholders

h)
annually review the non-employee director compensation program as to form and amount in accordance with the Corporate Governance Guidelines. In performance of this review, the Committee may request that the Compensation Committee, with assistance from its compensation consultant, perform any necessary work in the analysis of the non-employee director compensation program, and provide a recommendation to the Committee. Upon receiving such recommendation, the Committee will review and determine which action or actions are appropriate to recommend to the Board

i)	be responsible for succession planning and make an annual report to the Board on succession planning

j)	have responsibility, when appropriate, for nominating and evaluating potential successors to the CEO; and in carrying out such responsibility, will work with the entire Board

k)
consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate and determine policies with respect to recommendations made by shareholders and from other sources

l)
receive comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year or at such other time as the Committee shall determine. The Committee may also assess individual director performance and take actions as it deems appropriate with respect to any such matter

m)	review and reassess the adequacy of the Corporate Governance Guidelines adopted by the Board and recommend any proposed changes to the Board for approval

n)	make regular reports to the Board

o)	annually review its own performance

2.	Corporate Governance Guidelines

a)	Commitment Statement
Sinclair is committed to maintaining a constructive and positive relationship with the Federal Communications Commission and other federal and state regulators. This commitment includes compliance with all hearing designation orders, agreements, and consent decrees related to Sinclair’s business.

b)	Director qualifications

c)	Director responsibilities

d)	Board committees

e)	Director access to officers and employees

f)	Director compensation

g)	Director orientation and continuing education

h)	CEO evaluation and management succession

i)	Annual performance evaluation

j)	Communications

3.	Chief Compliance Officer

a)	Appoint an experienced Chief Compliance Officer

b)	Reports to CEO and provides reports and updates to Regulatory Committee and Audit Committee (as set forth in those committees’ mandates and procedures)

c)	Responsible for developing, implementing and administering the Company’s compliance program, and shall ensure compliance with laws and regulatory obligations

d)	Responsible for developing training programs to ensure the Company’s compliance with laws, regulatory obligations and Company policies

e)	Responsible for overseeing compliance with the proposed Consent Decree and regularly reporting to the Regulatory Committee with respect thereto